EXHIBIT 10.69
VANGUARD HEALTH SYSTEMS, INC.
AMENDED AND RESTATED
2009 LONG TERM INCENTIVE PLAN
Section 1. Purpose
     The purpose of this Amended and Restated 2009 Long Term Incentive Plan is to create long term value for the Company by securing the continuity and retention of its Officers by enabling its Officers to earn additional cash incentive compensation payable on a long term basis if a specified Company Performance Goal or Goals are met for a current period and the Participant remains in the employ of the Company for a specified period subsequent to the Year in which the Goal is achieved.
Section 2. Definitions
     “Account” shall have the meaning set forth in Section 5.2.
     “Board” shall mean the Board of Directors of the Company.
     “Business Unit” shall mean any existing or future facility, region, division, group, subsidiary or other unit within the Company.
     “Cause” for termination of the Participant’s employment, after any Change in Control, shall mean (i) the conviction of the Participant, by a court of competent jurisdiction and following the exhaustion of all possible appeals, of a criminal act classified as a felony or involving moral turpitude, (ii) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company or its subsidiary (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by the Participant to his or her employer of a notice of termination of employment for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Company or its subsidiary, which demand specifically identifies the manner in which the employer believes that the Participant has not substantially performed the Participant’s duties, or (iii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (ii) and (iii) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company or its subsidiary.
     “Change in Control” shall mean the occurrence of any of the following events:
(i) any person or group, other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Act) directly or indirectly of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise;
(ii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the “beneficial owners” of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction;
(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Act) other than the Permitted Holders; or
(iv) during any period of 12 months, individuals who at the beginning of such period constituted the Company’s Board of Directors (the “Board), together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company (then still in office) who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, then in office;
The term “Permitted Holders” as used above in the definition of Change of Control shall mean any of (i) Blackstone or its affiliates, (ii) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person or entity of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company, and (iii) VHS Holdings LLC, a Delaware limited liability company, or any of its subsidiaries. The term “Blackstone” as used above in the definition of Change of Control shall mean each of of Blackstone FCH Capital Partners IV L.P., Blackstone Health Commitment Partners L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Health Commitment Partners-A L.P., Blackstone FCH Capital Partners IV-B L.P., and Blackstone FCH Capital Partners IV-A L.P., and their respective Affiliates.”
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute and the regulations promulgated thereunder, as it or they may be amended from time to time.
     “Code Section 162(m) Award” shall mean a Retention Award intended to satisfy the requirements of Code Section 162(m).

     “Committee” shall mean either (i) the Compensation Committee of the Board or (ii) prior to establishment of the Compensation Committee of the Board, the Board.
     “Company” shall mean Vanguard Health Systems, Inc., a Delaware corporation.
     “Covered Employee” shall mean a Covered Employee within the meaning of Code Section 162(m)(3), as interpreted by IRS Notice 2007-49, or a person designated as a Covered Employee by the Committee.
     “Exchange Act” shall have the meaning set forth in Section 4.1.
     “Good Reason” shall mean that at least one of the following shall have occurred:
(a)	there shall have been a material diminution in the Participant’s base compensation, except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;

(b)	there shall have been a material diminution in the Participant’s authority, duties or responsibilities;

(c)	there shall have been a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant’s supervisor report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company;

(d)	there shall have been a material diminution in the budget over which the Participant retains authority;

(e)	there shall have been a material change in the geographic location at which the Participant must perform services, except for required travel on the Company’s business to an extent substantially consistent with his business travel obligations prior to the Change in Control; or

(f)	there shall have been any other action or inaction that constitutes a material breach by the Company of the terms of any Employment Agreement between the Company and any Participant or any Severance Protection Agreement between the Participant and the Company.
     “Officer” shall mean any officer of the Company.
     “Participant” shall mean any Officer to whom a Retention Award pursuant to the Plan for any Year may be made.

     “Payment Date or Payment Dates” shall mean the date or dates on which earned Retention Awards for a Year (or other measuring period) are to be paid to Participants, in whole or in part.
     “Performance Criterion” and “Performance Criteria” shall mean any one or more of the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criterion or Performance Criteria for the related Retention Award:
     (1)(A) Basic or diluted earnings per share of common stock, which may be calculated (i) as income calculated in accordance with Section clause (D) below, divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share, or (ii) using such other method as may be specified by the Committee;
          (B) Cash flow, which may be calculated or measured in any manner specified by the Committee;
          (C) Economic value added, which is after-tax operating profit less the annual total cost of capital;
          (D) Income, which may include, without limitation, net income and operating income and may be calculated or measured (i) before or after income taxes, including or excluding interest, depreciation and amortization, non-cash stock compensation, minority interests, extraordinary items and other material non-recurring expenses and restructuring and impairment charges, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (ii) using such other method as may be specified by the Committee;
          (E) Quality of service and/or patient care which may be measured by (i) the extent to which the Company achieves pre-set quality objectives including, without limitation, patient satisfaction objectives, or (ii) such other method as may be specified by the Committee;
          (F) Return measures (including, but not limited to, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;
          (G) EBITDA or adjusted EBITDA; or
          (H) The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee.
The foregoing criteria may relate to the Company, one or more of its Business Units, or any combination thereof, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto) with respect to Code Section 162(m) Awards, the performance goals may be calculated without regard to extraordinary items.
     (2) Except for Code Section 162(m) Awards, any other criteria related to performance, including individual performance or any other category of performance selected by the Committee.
     “Performance Goals” shall mean the performance objectives with respect to one Performance Criterion or two or more Performance Criteria established by the Committee for the Company, a Business Unit or an individual for the purpose of determining whether, and the extent to which, payments will be made for that Year or other measurement period with respect to a Retention Award under the Plan.
     “the Plan” or “this Plan” shall mean this Amended and Restated Vanguard Health Systems, Inc. 2009 Long Term Incentive Plan.
     “Retention Amount” shall mean the aggregate amount, if any, credited to a Participant’s Account in respect of each Retention Award earned by a Participant.
     “Retention Award” shall mean a contractual right, subject to the terms and conditions of the Plan, to receive a cash incentive award earned under the Plan, which award may be based on (1) the change (measured as a percentage or an amount) in or of any one Performance Criterion or two or more Performance Criteria from one measurement period to another, (2) the difference (measured as a percentage or an amount) between (A) a specified target or budget amount of any one Performance Criterion or two or more Performance Criteria and (B) the actual amount of that Performance Criterion or two or more Performance Criteria, during any measurement period, (3) the extent to which a specified target or budget amount for any one Performance Criterion or two or more Performance Criteria is met or exceeded during any measurement period, or (4) any other award, including a discretionary award, that may be paid from time to time under the Plan.
     “Retention Award Schedule” shall mean the Retention Award Schedule established pursuant to Section 5.1.
     “Target Award” shall mean the amount, which may be expressed as a dollar amount or as a percentage of a Participant’s salary, payable to a Participant when actual performance with respect to any one Performance Criterion or any two or more Performance Criteria equals the Performance Goals for that Performance Criterion or those Performance Criteria established by the Committee.
     “Year” shall mean the Company’s fiscal year.
Section 3. Eligibility and Participation

          Participants in the Plan shall be those Officers selected by the Committee to participate in the Plan. Any Officer shall be eligible to participate in the Plan. No Officer shall have a right to be selected to participate in the Plan, or, having once been selected, to be selected again. The selection of an Officer as a Participant shall neither entitle such Officer to nor disqualify such Officer from participation in any other Company benefit or incentive plan or award.
Section 4. Plan Administration
     4.1 Generally. The Plan shall be administered by the Committee, which will consist of two or more persons (1) who (after the Company is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”)) satisfy the requirement of a “nonemployee director” for purposes of Rule 16b-3 under the Exchange Act, and (2) who (after the Company is subject to the deduction limit under Code Section 162(m), after giving effect to Treas. Reg. Section 1.162-27(f)) satisfy the requirements of an “outside director” for purposes of Code Section 162(m). The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Retention Awards under the Plan, whether or not any Retention Awards are the same or such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criterion, Performance Criteria, Performance Goals, the weightings thereof, and Target Awards. Whenever the Plan refers to a determination being made by the Committee, it shall be deemed to mean a determination by the Committee in its sole discretion. Without limiting the generality of the foregoing, the Committee may establish a Target Award for any Participant based on any one Performance Criterion or any two or more Performance Criteria.
     4.2. Compliance with Section 162(m)(4) of the Code. It is the intent of the Company that this Plan and Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m), including the administration requirement of Code Section 162(m)(4)(C), so that the Company’s tax deduction for remuneration in respect of Code Section 162(m) Awards for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed in this Section, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees with respect to whom such conflict exists. Nothing herein shall be interpreted so as to preclude a Participant who is or may be a Covered Employee from receiving a Retention Award that is not a Code Section 162(m) Award.
     4.3. Committee Discretion. The Committee shall have the discretion, subject to the limitations described herein, including in Section 6 below relating to Code 162(m) Awards, to, among other actions, (1) determine the Plan Participants; (2) determine who will be treated as a Covered Employee and designate whether an Award will be a Code Section 162(m) Award; (3)

determine the measurement period; (4) determine Performance Criterion, Performance Criteria, Performance Goals and Target Awards for each Year or other measurement period; (5) determine how Performance Criterion or Performance Criteria will be calculated and/or adjusted; (6) establish a Retention Award Schedule; (7) establish performance thresholds for the payment of any Retention Awards; (8) determine whether and to what extent the Performance Goals have been met or exceeded; (9) pay discretionary Retention Awards, including awards from an exceptional performance fund, as may be appropriate in order to assure the proper motivation and retention of personnel and attainment of business goals; (10) make adjustments to Performance Goals and thresholds; (11) make adjustments to any Payment Date or Dates earlier set for any Retention Awards and (12) determine the total amount of funds available for payment of Retention Awards with respect to each Year or other measurement period.
     4.4 Plan Interpretations, etc. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, make all other determinations necessary or advisable for the administration of the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee shall be conclusive and binding on all parties. In the event of any conflict between an Award Schedule and the Plan, the terms of the Plan shall govern.
     4.5 Expenses of Administration. The Company shall pay all expenses of administration of this Plan, including, but not limited to, accounting and legal fees and expenses, and any other expenses related to the administration of this Plan.
Section 5. Retention Awards.
     5.1 Generally. The Committee may establish a Performance Criterion and/or two or more Performance Criteria and Performance Goals for each Year or other measurement period. If the Committee establishes two or more Performance Criteria, the Committee may in its discretion determine the weight to be given to each Performance Criteria in determining Awards. The Committee shall establish a Retention Award Schedule for each Participant for each Year, which Award Schedule shall set forth the Target Award for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criterion and the weighting, if any, established for such criterion. The Committee may vary the Performance Criteria, Performance Goals and weightings, if any, from Participant to Participant, Award to Award, Year to Year and measurement period to measurement period. The Committee shall also determine the Payment Date or Dates for each Retention Award.
     5.2 Establishment of Accounts. The Company shall establish a bookkeeping reserve account (“Account”) for each Participant granted a Retention Award under the Plan. If, at the end of each Year, it is determined that a Participant has earned a Retention Award under this Plan, the Company will credit to such Participant’s Account the full amount of the earned Retention Award. No interest shall accrue or be payable to a Participant in respect of his or her Account.

No amount shall be credited to a Participant’s Account for any Year in which no Retention Award is earned. Participants who are in the active employ of the Company on a Payment Date will be entitled to receive a Retention Award equal to that portion of the Retention Account payable on the Payment Date, subject to the terms and conditions of the Plan.
     5.3 Vesting, Payment Date or Dates and Forfeiture. A Participant shall not become vested in any Retention Award (or any portion thereof) for any Year (or other measuring period) until the Payment Date or Dates determined by the Committee for such Retention Award (or portion thereof) shall have occurred, and then the Participant shall only be vested in the amount of the Retention Award that is payable on the Payment Date that has occurred. Unless otherwise determined by the Committee, a Participant whose employment with the Company and its subsidiary terminates for any reason prior to the Payment Date or Dates for the earned Retention Awards reflected in the Participant’s Account shall forfeit all such unpaid Retention Awards and shall not have any right to receive any payment on the Payment Date or Dates applicable to such Retention Award; provided, however, notwithstanding the foregoing, if there has been both (a) a Change in Control and (b) a termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason subsequent to the Change in Control, in that case all unpaid Retention Awards reflected in the Participant’s Account shall be paid to the Participant within ten (10) business days after the date of the Participant’s termination of employment in one lump sum payment, unless if at the time of the Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the payment of the Retention Awards otherwise payable pursuant to this Section 5.3 is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment to which the Participant would otherwise be entitled within ten (10) business days following his or her termination of employment shall be deferred and accumulated (without any reduction in such payment ultimately paid to the Participant and without any interest accrued or payable thereon) for a period of six months from the date of termination from employment and paid in a lump sum on the first day of the seventh month following such termination of employment. Also, notwithstanding the foregoing, despite any such forfeiture due to termination of a Participant’s employment pursuant to the foregoing provisions of the Plan, the Committee may, in its sole discretion, pay any or all of the forfeited Retention Award or Awards reflected in the Account to the Participant.
     5.4 Payment Date or Dates for Retention Awards. Subject to the terms and conditions of the Plan, each Retention Award (or portion thereof) shall be paid in cash on the Payment Date or Payment Dates determined by the Committee in its sole discretion for each such Retention Award. Generally, it is the intent of the Plan that Retention Awards for any Year (or other measurement Period) shall not be payable in full during the 90 days subsequent to the end of the Year (or other measurement period) for which the Performance Goal is achieved, but over a longer period (in a lump sum or in installments) so that continuity and retention of the Participant in the employ of the Company or its subsidiary will be enhanced by the Plan. Unless otherwise determined by the Committee, a Retention Award under the Plan will have the following Payment Dates: one-third payable in cash within 90 days subsequent to each of the first, second and third anniversaries of the end of the Year (or other measurement period) for the Performance Goal which is achieved; subject, however, to an earlier payment in accordance with Section 5.3 above in the event of a Change in Control.

     5.5 Limitation on Payments. (a) Anything in this Plan to the contrary notwithstanding, in the event that the receipt of any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to be paid to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise) (the “Payments”) would, but for this Section 5.5, cause the Participant to incur an excise tax (“Excise Tax”) under Section 4999 of the Code, then the Payments shall be reduced, as further described below, to the extent necessary so that no Excise Tax is imposed.
     (b) The determination of whether any Payment will cause the Participant to incur an Excise Tax, as well as any other calculations necessary to implement this Section 5.4, shall be made by the Company’s outside auditors or by a nationally recognized accounting or benefits consulting firm appointed by the Company and shall be binding on the Participant. The auditor’s or consultant’s fee shall be paid by the Company.
Section 6. Code Section 162(m) Awards
     A Participant who is or may be a Covered Employee may receive a Code Section 162(m) Award and/or a Retention Award that is not a Code Section 162(m) Award. Notwithstanding anything elsewhere in the Plan to the contrary, as and to the extent required by Code Section 162(m), the grant of a Code Section 162(m) Award to a Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to each Covered Employee and must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of such goals. All determinations made by Committee related to a Code Section 162(m) Award will be made in a timely manner, as required by Code Section 162(m), including, without limitation, the requirements that the Performance Goals, Performance Criteria and Retention Award Schedules be established not later than 90 days after the commencement of any fiscal year of the Company. A Retention Award Schedule for a Covered Employee shall set forth for each Code Section 162(m) Award, the terms and conditions applicable to such Award, as determined by the Committee, not inconsistent with the terms of the Plan, and shall specify that such Award is a Code Section 162(m) Award. Before any Code Section 162(m) Award is paid, the Committee shall certify that the Performance Goals and any other material terms of such Award have been satisfied. Notwithstanding the foregoing, the Performance Criteria with respect to Code Section 162(m) Awards shall be limited to the Performance Criteria set forth in clause (1) of the definition of “Performance Criterion/Performance Criteria”. To the extent that the Company’s tax deduction for remuneration in respect of the payment of a Code Section 162(m) Award to a Covered Employee would be disallowed under Code Section 162(m) by reason of the fact that such Covered Employee’s applicable employee remuneration, as defined in Code Section 162(m)(4), either exceeds or, if such Award were paid, would exceed the $1,000,000 limitation in Code Section 162(m)(1), the Committee may, in its sole discretion, defer the payment of such Award in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i). Notwithstanding anything to the contrary set forth in the Plan, such Deferred Awards may be deemed credited with interest at a rate determined by the Committee from time to time at the discretion of the Committee.

Section 7. Amount Available for Retention Awards
     The Committee shall determine the amount available for payment of Retention Awards in any Year or any other measurement period. Notwithstanding anything else in this Plan to the contrary, the aggregate maximum amount that may be paid to a Participant during any Year with respect to all Retention Awards under the Plan shall be $10,000,000.
Section 8. Determination of Awards
     8.1 Selection of Participants. The Committee shall select the Participants and determine which Participants, if any, are to be treated as Covered Employees and which Retention Awards, if any, are to be Code Section 162(m) Awards. Except in the case of Code Section 162(m) Awards, the Committee shall determine the actual Retention Award to each Participant for each Year or other measurement period, taking into consideration, as it deems appropriate, the performance of the Company and/or a Business Unit, as the case may be, for the Year or other measurement period in relation to the Performance Goals theretofore established by the Committee, and the performance of the respective Participants during the Year or other measurement period. The fact that an Officer is selected as a Participant for any Year or other measurement period shall not mean that such Officer necessarily will receive an Award for that Year or other measurement period. Notwithstanding any other provisions of the Plan to the contrary, the Committee may make discretionary Awards as it sees fit under the Plan, except in the case of Code Section 162(m) Awards, which may be adjusted only downward.
     8.2 Selection of Code Section 162(m) Awards. Code Section 162(m) Awards shall be determined according to a Covered Employee’s Retention Award Schedule based on the level of performance achieved and such Covered Employee’s Target Award. All such determinations regarding the achievement of Performance Goals and the determination of actual Code Section 162(m) Awards will be made by the Committee; provided, however, that the Committee may decrease, but not increase, the amount of the Code Section 162(m) Award that otherwise would be payable
Section 9. Miscellaneous
     9.1 Right to Payment Unsecured. The right of a Participant to receive payments under the Plan shall be only that of an unsecured claim against the assets of the Company and distributions under the Plan shall be made solely from the assets of the Company. Nothing herein and no action taken pursuant to the Plan shall be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant, the Participant’s beneficiary or estate, or any other person. No Participant shall have any right to any specific assets of the Company or any of its affiliates by virtue of the Plan.

     9.2 Term and Amendment of this Plan. This Plan shall become effective on the date of adoption by the Board and shall continue in full force and effect until all Retention Awards that were awarded under the Plan have been paid. The Committee may, at any time, amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Retention Award Schedules under the Plan to the extent permitted by law. The Committee may also amend the Plan or any Retention Award granted hereunder at any time if, in the discretion of the Committee, such amendments become necessary or advisable as a result of changes in law or regulation or to avoid the imposition of a penalty tax under section 409A of the Code. Additionally, the Committee may at any time determine to accelerate the payment of any Retention Awards provided such acceleration is permissible under, and complies with, Section 409A of the Code.
     9.3 Tax Withholding. The Company shall have the power to withhold from any amount payable hereunder an amount sufficient to satisfy federal, state and local or non-U.S. withholding tax requirements on any Retention Award which was awarded under this Plan.
     9.4 Requirements of Law. The award of Retention Awards shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national or foreign securities exchanges as may be appropriate or required, as determined by the Committee. The Company shall use all commercially reasonable efforts to obtain any such approvals.
     9.5 Inalienability of Interests. A Participant’s interests under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be null and void and not recognized by the Committee. This Plan shall be an unfunded plan and a Participant shall have only the rights of a general creditor of the Company with respect to his or her interest under this Plan.
     9.6 Plan Not Subject to ERISA. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
     9.7 Governing Law. The Plan, Retention Awards and Retention Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the state of Delaware without regard to the conflict of laws principles thereof.
     9.8 Limits of Liability.
     (a) Any liability of the Company to any Participant with respect to a Retention Award shall be based solely upon the obligations, if any, created by the Plan and the Retention Award Schedule.
     (b) Neither the Company, nor any member of its Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.
     9.9 Rights of Officers.

     (a) Status as an Officer eligible to receive a Retention Award under the Plan shall not be construed as a commitment that any Retention Award will be made under this Plan to such Officer.
     (b) Nothing contained in this Plan or in any Retention Award Schedule (or in any other documents related to this Plan or to any Retention Award or Retention Award Schedule) shall confer upon any Officer or Participant any right to continue in the employ or other service of the Company or its subsidiary or constitute a contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.
     9.10 Section Headings. The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.
     9.11 Invalidity. If any term or provision contained herein is determined to any extent to be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.
     9.12 Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other Company plan, arrangement or understanding, whether now existing or hereafter in effect.
     9.13 Compliance with Section 409A of the Code. The Company intends that the Plan and each Retention Award granted hereunder shall, to the extent applicable, comply with Section 409A of the Code and any regulations promulgated thereunder and that the Plan shall be interpreted, operated and administered accordingly (including, without limitation, that any amounts payable upon a termination of employment shall only be payable where such termination constitutes a “separation from service” within the meaning of Section 409A). In the event any of the compensation or benefits provided to a Participant pursuant to this Plan would result in a violation of Section 409A of the Code (including any regulations promulgated thereunder), the Company will use its reasonable efforts to amend the Plan in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation or benefits to be paid or provided to the Participant pursuant to this Plan; provided, that nothing in herein shall require the Company to provide any gross-up or other tax reimbursement to the Participant in connection with any violation of Section 409A or otherwise.
     9.14 Post-Public Shareholder Approval. In the event that (i) the Company registers a class of its common equity securities under Section 12 of the Exchange Act and (ii) the Committee issues or wishes to issue a Code Section 162(m) Award after such registration, then the Plan (or the material terms of the Performance Criteria) shall be submitted to the Company’s shareholders for approval no later than the date of the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Company’s initial public offering occurs and, thereafter, no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan (or the material terms of the Performance Criteria).